Exhibit 99.1
October 5, 2004
FOR IMMEDIATE RELEASE

              Pliant Corporation Announces Sale of Pliant Solutions
                     and Engineered Films Investment Program

SCHAUMBURG, IL - - Harold Bevis, President and CEO of Pliant Corporation, announced today that it has sold substantially all the assets of its Pliant Solutions segment to Kittrich Corporation, a global provider of housewares, hardware, stationary, and window fashions. Bevis said, "After reviewing our strategic options, Pliant decided that the Solutions consumer products business better fit with a company specialized in that business model. We had a great deal of interest from buyers and the Kittrich team seemed like the clear cut natural home for this business. They have tremendous know-how in this business and I am sure that they will extract great synergies from their combined business model. Pliant will continue to help Kittrich during the transition process.

Total nominal consideration from the transaction is approximately $10 million. The approximate cash proceeds of $6.5 million from this sale, in conjunction with the normal operating cash flow from business operations, enabled the company to completely payoff its $100 million revolving credit facility to a zero balance and, additionally, have approximately a $4 million cash surplus at the end of September. This cash flow performance is tracking ahead of internal company plans and will enable the company to accelerate its operational excellence programs, which are already underway.

Pliant Corporation also announced that it is investing a significant amount of money to upgrade its engineered film offerings to the food industry. As part of this upgrade program, the company is closing its facility located in Harrisville, Rhode Island and upgrading equipment at other Pliant facilities. This change will increase the delivered quality of Pliant's products and improve its competitiveness.

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. The company operates 25 manufacturing and research and development facilities around the world, and employs approximately 3,015 people.

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CONTACT:
James Ide
EVP and Chief Financial Officer
jim.ide@pliantcorp.com
Phone:  847-969-3337
Company Web Site:  www.pliantcorp.com